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                                                                   EXHIBIT 21.01

                             HOLOGIC SUBSIDIARIES

Hologic Europe N.V.
Horizon Park
Leuvensesteenweg 510, Bus 31
1930 Zaventem
Belgium

Hologic France S.A.
Parc du Moulin de Massy
35 rue du Saule Trapu
F-91882 Massy Cedex
France

FluoroScan Imaging Systems, Inc.
650B Anthony Trail
Northbrook, IL  60062

Direct Radiography Corp.
Glasgow Business Community
Route 896, Building 600
P.O. Box 6020
Newark, DE  19714